Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-237989) on Form F-3 and related prospectus supplement of SharpLink Gaming Ltd., an Israeli company formerly known as Mer Telemanagement Solutions, Ltd., of our report dated March 19, 2021, except for Notes 13 and 14, as to which the date is June 3, 2021, relating to the consolidated financial statements of SharpLink, Inc. and Subsidiary, appearing in the Proxy Statement included in Form 6-K filed on June 16, 2021.

We also consent to the reference of our firm under the heading “Experts” in such prospectus supplement which is part of the Registration Statement.

/s/ RSM US LLP

Minneapolis, Minnesota

November 19, 2021